As filed with the U.S. Securities and Exchange Commission on January 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VISION MARINE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Québec	3730	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

(Address of principal executive offices, including zip code, and telephone number, including area code)

Corporation Service Company

251 Little Falls Drive, Wilmington, DE 19808

Telephone: +1 302 636 5401

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York 10017 Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 22, 2025

Vision Marine Technologies, Inc.

Up to 7,294,920 Common Shares of Common Stock

This prospectus relates to the proposed resale or other disposition, from time to time by selling shareholders identified herein, of up to 4,256,400 of our common shares, 450,000 Common Shares underlying pre-funded warrants, 2,353,200 common shares underlying common warrants and 235,320 common shares underlying placement agent warrants (collectively, the “Resale Shares”).

The common shares, pre-funded warrants and common warrants were issued and sold to certain of the selling shareholders in a private placement that closed on January 16, 2025 (the “Private Placement”), and the placement agent warrants were issued to certain of the selling shareholders that were the assignees of the placement agent in the Private Placement. The selling shareholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 29 of this prospectus for more information. We are not selling any common shares in this offering, and we will not receive any proceeds from the sale of common shares by the selling shareholders. However, if the pre-funded warrants, common warrants and placement agent warrants are exercised in cash, we would receive gross proceeds of approximately US$3.9 million.

Our common shares are quoted on the Nasdaq Capital Market under the symbol “VMAR”. The last reported sale price of our common shares on January 17, 2025 as reported on Nasdaq, was US$1.91 per common share.

The selling shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. This prospectus provides a general description of the securities being offered. You should read this prospectus before you invest in any of our securities.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in the offered securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 20, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report on Form 20-F for the year ended August 31, 2024, as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus (including the information incorporated by reference herein) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this selling shareholder prospectus is             , 2025

You should rely only on the information contained in this prospectus (including any information incorporated herein by reference) any amendment or supplement to this prospectus or any free writing prospectus prepared by, or on, our behalf. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information. Neither we nor the selling shareholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus(or a document incorporated by reference herein) is accurate only as of the date of this prospectus (or such document incorporated by reference herein) or such other date stated in this prospectus (or such document incorporated by reference herein), and our business, financial condition, results of operations and/or prospects may have changed since those dates.

To the extent this prospectus (including documents incorporated by reference herein) contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

Except as otherwise set forth in this prospectus, neither we nor the selling shareholders have taken any action to permit an offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, and “our business” refer to Vision Marine Technologies Inc. and its consolidated subsidiaries, and “common shares” refer to our “Voting Common Shares – Series Investor 1” common shares, with no par value. For more information related to our authorized share capital please see “Articles of Incorporation of Our Company”.

All references to common shares, warrants and options in this prospectus have been adjusted, where applicable, to reflect (i) a 1-for-15 reverse stock split of our common shares that we enacted on August 22, 2024 and (ii) a 1-for-9 reverse stock split of our common shares that we enacted on October 8, 2024. Any such amounts incorporated by reference into this prospectus from documents that we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”) do not account for such reverse stock split unless so stated.

All references to “$”, “C$”, or “dollars”, are expressed in Canadian dollars unless otherwise indicated.

All amounts converted from or into US$ or $ in this prospectus have been converted using an exchange rate of $US1.00:$1.3491 (the high US$ to CAD exchange rate on August 30, 2024 as reported by the Bank of Canada) except (i) US$ and $ amounts included in our historical financial statements included in this prospectus (or amounts in the prospectus derived from such financial statements), (ii) as otherwise stated herein and (iii) for amounts incorporated by reference into this prospectus from documents that we have previously filed with the SEC (in which case the exchange rate information provided therein is used).

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended August 31, 2024 filed with the SEC on December 20, 2024;

●	Form 6-K filed with the SEC on January 6, 2025;

●	Form 6-K/A filed with the SEC on January 10, 2025;

●	Form 6-K filed with the SEC on January 13, 2025;

●	Form 6-K filed with the SEC on January 17, 2025; and

●	The description of our common shares contained in our registration statement on Form 8-A filed on November 20, 2020 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

i

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.investors.visionmarinetechnologies.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

Attention: Chief Executive Officer

ii

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus (including the information incorporated by reference herein). You should read carefully this entire prospectus (including the information incorporated by reference herein), including our historical financial statements and related notes, to understand our business, the offered securities and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 20.

General

We are in the business of designing and manufacturing electric outboard powertrain systems, power boats, and related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Allied Market Research, the global electric boat market will reach US$16.60 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last three fiscal years, we manufactured 45, 46, and 58, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental, Ltd., an entity that rents electric boats in Newport Beach, California. Since that time, we added two more locations: one in Ventura, California which is held by EB Rental Ventura Corp. and one in Palm Beach, Florida which is held by EBR Palm Beach Inc. We plan on opening another rental operation in Dania Beach, Florida. In addition to generating revenues from the rental of our powerboats, our rental locations build brand awareness and act as an open-water showroom for potential buyers. On April 25, 2024, we sold EB Rental, Ltd. for $1,089,302 in order to partially finance patent applications for our electric outboard powertrain systems.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and;

•	developing an innovative controller, in particular, one that:
	o	improves control over thermal overheating and thus protects the electric powertrain system;
	o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;
	o	detects possible operating problems (for example cavitation); and
	o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 35 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system.

In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains will be controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

We have received governmental support in connection with our development of electric powertrains. In our 2024, 2023, and 2022 fiscal years, we recognized grants and investment tax credits amounting to $66,761, $232,882 and $1,458,632, respectively, of which nil, $144,032 and $1,408,840, respectively, is presented against research and development expenses.

In July 2022, we launched a partnership with Group Beneteau to integrate our outboard motors onboard several models across Group Beneteau’s brand portfolio.

In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the Four Winns H2e Bowrider. Group Beneteau has announced that they intend for its other brands to also use this technology both in North America and Europe. In November 2023, we received an initial purchase order from Wired Pontoon for 25 units of the E-Motion™ 180E outboard and powertrain systems.

In September 2024, we launched the E-Motion™ 180e inboard electric motor system. Delivering a continuous 180hp at the propeller, this new system opens an important market segment for us, significantly expanding the range of vessels that can benefit from its advanced electric propulsion technology. Following development and testing, this inboard system incorporates 95% of the components from the E-Motion™ outboard powertrain system, so that the outboard motor system can relay performance of the inboard system. We believe that this integration allows us to extend our offerings within the electric marine sector, positioning us to meet the growing demand for electric propulsion solutions in both outboard and inboard applications.

During the 2024 fiscal year, we completed 5 patent applications with respect to our electric outboard powertrain system and plan on completing the remaining 19 patent applications related to this innovation over the next year.

Specifications of our First Outboard Electric Powertrain

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Continuous power	90 kW
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	60 - 420 kW
Shaft Length	S - XL
Cooling	Water
Control	Can bus

As we develop our electric powertrain systems, we envisage a 335-horsepower version of our electric outboard engine to be released.

Our Powerboats

We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications.

	Bruce 22	Volt 180	Fantail 217	Quietude 156	Phantom

Starting Price	$73,995	$44,995	$49,995	$35,495	$19,123 - $38,252
E-Propulsion Power	5 HP	5 HP	5 HP	5 HP	5 HP
E-Motion Power	180 HP	180 HP	n/a	n/a	n/a
Capacity	5-8 passengers	11 Canada, 14 US	8-10 passengers	4 passengers	10 passengers
Dry Weight	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs	1,072Ibs
Hull Material	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass	Injection moulding
Overall Length	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)	5.03 m (16’6”)
Overall Width	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)	1.89 m (6’ 0”)
Draft	0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)	0.305 m (12”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU
Woodwork	Mahogany, Teak	Synthetic	Synthetic	Synthetic	n/a
Propulsion	E-Motion	E-Propulsion	E-Propulsion	E-Propulsion	E-Propulsion
Battery Type	Lithium ion	Lithium ion	Lithium ion	Lithium ion	Lithium

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We offer three variations of the Bruce 22: a Hatchback Classic (a 100 kWh five-seater starting at $279,995), an Open Utility (a 100 kWh eight-seater starting at $289,995) and the Bruce22 T (a 4 kWh eight-seater starting at $73,995). In addition to the customizations that are available for each of our boats, purchasers may customize the Bruce 22 by choosing among various options including type of propulsion (Piktronic, Torqeedo or Min-Kota), inserts (mahogany, permatek and fiber glass) and other options (including ski pole, underwater light and a swim platform). In our 2024 fiscal year, we sold 2 Bruce 22s.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6, 10, 60 and 125 kilowatts), accessories (including racing seats, fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system In our 2024 fiscal year, we sold 13 Volt 180s.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $49,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint). In our 2024 fiscal year, we sold 16 Fantail 217s.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $35,495, seats four passengers and reaches a top speed approximately 6 miles per hour (10 kph). The Quietude 156 comes with a Min-Kota 36V motor, but purchasers may still customize other aspects of the Quietude 156 by choosing among various options including the type of table to be used, the type of canopy and electronics that can be included (such as a Bluetooth marine radio and a depth meter). In our 2024 fiscal year, we sold 2 Quietude 156s.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at US$19,123 for the hull only, seats up to ten passengers and reaches a top speed approximately 5 miles per hour (8 kph). The Phantom is made out of recyclable plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year. In our 2024 fiscal year, we sold 8 Phantoms.

Sales

We envision that if we are able to commercialize and mass produce our electric powertrains, a large majority of our revenue will be generated from the sale of our electric powertrains. Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains. Under the LOIs, OEMs have indicated their interest in purchasing over 1,000 powertrains through the year ended August 31, 2025. Such LOIs are non-binding and may never result in any actual sales. The projected sales price for our first electric outboard powertrain system is $100,000.

We currently generate over 48% of our revenue from the sale of our electric power boats. In our 2024 fiscal year, we sold 45 of our electric powerboats for revenue of $1,847,918, in our 2023 fiscal year, we sold 46 of our electric powerboats for revenue of $1,612,699 and, in our 2022 fiscal year, we sold 58 of our electric powerboats for revenue of $2,557,086. Our sales are to retail customers and operators of rental fleets of powerboats.

Sales of New Powerboats to Retail Purchasers

We sell our powerboats to retail purchasers. In our 2024, 2023, and 2022 fiscal years, we sold 11, 14, and 21 powerboats to retail customers, respectively, which was approximately 24%, 30%, and 36%, respectively, of all sales.

Sales of Fleets of New Powerboats

We sell our powerboats to persons and entities operating fleets of rental boats. In our 2024, 2023 and 2022 fiscal years, we sold 26, 7, and 17 powerboats to rental fleet operators, respectively, which was approximately 58%, 15%, and 29% of all of our sales, respectively, in such periods. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.

In October 2022, we announced a partnership with Nautical Ventures Group (“Nautical”), whereby Nautical will be the sole and exclusive distributor of the Phantom in the United States. The non-binding memorandum of understanding with Nautical includes Nautical’s agreement to purchase a minimum of 50 Phantom boats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring 7858078 Canada Inc., an entity that rents electric boats at the Lido Marina Village in Newport, California through its wholly-owned subsidiary, EB Rental, Ltd. We acquired this business for approximately $9,020,000, of which $5,546,000 was paid in cash and $3,474,000 of which was paid in the form of 2,108 common shares. At the time of the acquisition, our Chief Executive Officer was an affiliate of 7858078 Canada Inc.

On April 1, 2023, we opened our second electric boat rental operation in Portside Ventura, California, located at 1196 Portside Drive through EB Rental Ventura Corp., a wholly-owned subsidiary of 7858078 Canada Inc. The new rental operations serve multiple purposes, including testing, validating, and training for west coast boat manufacturers. We plan to use the facility to evaluate and provide training on our fully electric E-Motion™ 180E propulsion system and outboard technology.

On December 6, 2023, we opened our third electric boat rental operation in Palm Beach, Florida, located at 200 E. 13th Street, Riviera Beach through EBR Palm Beach Inc., a wholly-owned subsidiary of 7858078 Canada Inc.

On April 25, 2024, we sold 100% of the shares of EB Rental, Ltd., which previously facilitated our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $1,089,302. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EB Rental, Ltd. prior to its sale. As of the date of this prospectus, we continue to own and operate our electric boat rental operations in Ventura, California and Palm Beach, Florida. In addition, we are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

The electric boat rental business currently has a fleet of approximately 12 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in our fleet has over 200 hours of sailing time, we offer the powerboat for sale to the public. In our 2024 fiscal year, our rental business generated approximately $1,946,427 of revenue, the majority of which was from the rental of our powerboats, as compared to $4,038,803 of revenue in 2023, the majority of which was from the rental of our powerboats.

Investment in Electric Boat Manufacturer

On May 14, 2021, we purchased $3,400,000 in Debentures from Limestone. Limestone is a North American designer and manufacturer of recreational and commercial powerboats. The Debentures bear interest at the rate of 10% per annum and mature in three years from issuance. We entered into an agreement pursuant to which Limestone agreed to purchase 25 powertrains from us, subject to the completion of satisfactory testing from Limestone, of which it has currently purchased nil. One of our directors is also a director of Limestone. On January 20, 2023, Limestone announced that its wholly-owned subsidiaries have filed for voluntary petitions for relief under Chapter 7 of the Bankruptcy Code of the U.S. Bankruptcy Court for the Middle District of Tennessee. As a result, we had significant doubts about recouping our investment in Limestone pursuant to the terms of the Debentures and entered into an agreement with Limestone on July 18, 2023 whereby we acquired common shares of Limestone, representing approximately 7% of their then outstanding shares, in exchange for the retirement of the Debentures. Prior to the conversion, the Company had recorded an impairment on the entire value of the Debentures at the amount of $2,637,000 in the fiscal year ended August 31, 2023.

Suppliers

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

We have not experienced any material shortages in any of our product parts or components, but as a result of the COVID-19 pandemic some of our third-party suppliers experienced delays in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or in finding persons able to deliver the parts and components in a timely manner.

Electric Powertrains

The most significant parts and components we intend to use in manufacturing our electric powertrains are:

•	engines – we rely on two suppliers of engines, Danfoss and E-Propulsion;

•	lithium-ion batteries – we purchase 100% of our lithium-ion batteries from Neogy who in turn rely upon Samsung cells. We have an agreement with Octillion Power Systems to provide marine specific batteries to power the E-Motion™ powertrains;

•	inverter – we intend to source our inverters from Danfoss;

•	smart navigation system – we intend to rely on our partnership with Nextfour to develop a multifunctional display to be integrated with our E-Motion™ powertrains.

Power Boats

The most significant parts and components used in manufacturing our boats are:

•	engines – we use one supplier of engines, E-Propulsion (for the Quietude, the Fantail 217 and the Volt 180) in addition to our use of our E-Motion™ for the Volt;

•	lithium-ion batteries – we source duplicate suppliers for our lithium-ion batteries, including Neogy and Octillion and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand;

•	hulls – we purchase all of our hulls from Manunor Inc.

As we do not produce any of the parts of components of our electric powertrains or electric powerboats, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.

Patents and Licenses

In our 2024 fiscal year, we filed 5 patent applications in the U.S. related to our E-Motion™ powertrain system. There are 19 more patents to be filed with respect to this system and we intend to file the remaining patents over the course of the 2025 fiscal year.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Industry Overview

In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with approximately 11.8 million recreational vessels registered with the U.S. Coast Guard in 2020. The worldwide recreational boating market size was approximately US$35 billion in 2020 and is set to surpass US$60 billion by 2027, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Our products fall into each of those categories, and if produced, our electric powertrains will be used in boats in both those markets.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market.

According to the NMMA, after reaching record highs in 2022, sales of outboard engines in the United States (which includes outboard motors) surpassed US$10.5 billion and is expected to grow by 5% (CAGR) by 2032. Consumer demand for higher-performance engines continued to trend upward in 2020, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 27% of all sales of outboard engines.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

There are many manufacturers of outboard motors. Some of these manufacturers are subsidiaries of massive global conglomerates, like Yamaha, Bombardier and Suzuki, that have more resources and experience in the market than we do. Others are relatively new startups, like us, that may be more nimble and adaptive to changes in the outboard motor market than we will be. We deem our biggest competitor in the electric outboard motor market to be Torqeedo.

Electric Boat Market

Although electric boats have been available for over 100 years, interest in them was minimal until the 1990s when the first studies were conducted in the United States following the suspicion that motorboats contaminate aquatic environments significantly through loss of gasoline and lubrication oil. According to Andre Mele, recreational boats pollute as much as cars and trucks in the United States. In the early 2000’s, 8 million speedboats in the United States released 15 times more pollutants annually into the environment than the oil spill produced by the oil tanker Exxon Valdez in 1989. The sinking of this tanker in Alaska had released 11 million U.S. gallons of hydrocarbons into the environment. After conversion, this means that each boat releases an average of 78 L of hydrocarbons into aquatic environments each year. If that average is still current, we estimate that in 2019 oil losses in the environment via motorboats equaled 150,000 tons of hydrocarbon scaly leaks in Canada (based on 2 million vessels), 750,000 tons of hydrocarbon scaly leaks in the United States (based on 10 million vessels) and 450,000 tons of hydrocarbon scaly leaks in Europe (based on 6 million vessels).

This explains why some lakes and bodies of water have recently banned motorboats. The total elimination of gasoline immediately eliminates a large source of marine pollution, with immediate results: possibility of beaches, swimming and reduction of BOD (biochemical oxygen demand) and DCO (direct chemical oxidation) of ambient water. Specifically, hydrocarbons, similar to the dirt that clings to the walls of a bathtub, contaminate the shores and banks of lakes, rivers and bodies of water, where the development of many living organisms takes place. The ecosystem is then modified with the scarcity or disappearance of certain species.

In an effort to tackle air pollution, cities around the world are beginning to ban all gasoline - and diesel-powered boats from the center of the city. One of the first cities to implement this change is Amsterdam, Netherlands. This movement to electrically powered boats has been implemented in Venice, where the city has restricted the movement of gasoline - and diesel-powered boats, while exempting electrically powered boats.

Interest in electric boats has also been driven by decreases in their cost largely as a result of a decrease in the price of the batteries used to power them. The average price per kilowatt hour of a lithium-ion battery fell from approximately US$1,200 in 2010 to below US$138 in 2020.

The electric boat market is competitive in nature with much of that competition of late focusing on launching new E-boats that have longer range and higher speed than currently available boats. The global electric engine market is set to garner US$15.5 billion by 2032. Research and Markets predicts that the growth in the electric boat market will be caused by:

•	advancement in battery technology that offers longer run-time and higher speed;

•	decreasing battery prices;

•	problems inherent to internal combustion engine boats, including a high pollution rate and the comparatively high fuel prices; and

•	other noteworthy advantages offered by electric boats, such as noiseless and smokeless use and less vibration and less engine maintenance than boats that use internal combustion engines.

The electric boat market is segmented into two categories, hybrid and pure electric boats. In 2018, hybrid electric boats represented approximately 70% of the electric boat market. The NMMA anticipates that the market shares of the pure electric boat segment will meaningfully increase during the period from 2019 to 2027 owing to advancements in battery technology. On the basis of passenger capacity, electric boats with a capacity of less than 10 passengers captured the highest share of the global electric boat market in 2018. Additionally, the same segment is the fastest-growing segment pertaining to high demand for small boats for recreational purposes from high-income earners in the United States, Canada and Western Europe.

Government Support

Although the recreational powerboat industry does not generally receive much direct governmental support, we have received tax credits from, and grants provided by, the Quebec provincial government and the Canadian federal government primarily in connection with our development and promotion of green technology. In our 2024, 2023, and 2022 fiscal years, we recognized grants and investment tax credits amounting to $66,761, $232,882 and $1,458,632, respectively, of which nil, $144,032 and $1,408,840, respectively, is presented against research and development expenses. Although we do not consider the receipt of such credits and grants as essential to our operations, if they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.

Competitive Advantages & Operational Strengths

We face competition from manufacturers of:

i.	electric powertrain systems that sell to OEMs;

ii.	traditional fossil fuel-powered recreational powerboats in general; and

iii.	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric power boats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel power boats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufacturers of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market competing products. As they do, we expect that we will experience significant competition.

We believe the primary competitive factors in our market include but are not limited to:

•	technological innovation;

•	product quality and safety;

•	service options;

•	product performance;

•	environmental friendliness;

•	design and styling; and

•	brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of our direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

•	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which currently holds the speed record for a certified electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•	certification: unlike some of our competitors, our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.

•	product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations. We have not priced our first powertrain system yet but intend to do so in a way that is competitive for its performance.

•	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy

As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.

We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The NMMA estimates that after reaching record highs in 2020, outboard engine sales in the U.S had a single digit decline in 2021, down 6.6 percent to 307,800 units. Despite the drop from 2020, sales in 2021 were the second highest total in the last 14 years, and 29% above average retail unit sales from 2008–2021. total retail orders of outboard engines were US$2.9 billion in 2018, and Blueweave Research estimates that global electric boat market will reach US$18 billion by 2026.

We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.

We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.

We intend to increase our international sales and expand our network of international distributors and dealers.

Manufacturing

We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and use Linamar as our production partner for our E-Motion powertrains. In our last three fiscal years, we manufactured 45, 46, and 58 powerboats. We run one assembly line and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order.

Marketing

As we intend to sell our electric powertrains to a handful of OEMs, we will market the powertrains to them in a direct and focused manner. This will entail visits to the OEMs and visits from the OEMs at our production facility as well as general exposure of our powertrains at trade shows and in trade journals.

We primarily use our website and social media to sell our boats. We support this effort by attendance at trades shows (boat shows) that expose our products to the boat buying public and to industry specialists. We intend to continue to expand our social media presence and attend more trade shows in North America and internationally. We also rely on a network of distributors and dealers, and their marketing efforts, for the sale of our boats and seek to grow this network. We do not currently have a coordinated marketing effort with our network of distributors and dealers.

Sales and Service Model

As we do not have a direct relationship with the purchasers of the boats that incorporate our electric powertrains, we do not intend to service such purchasers directly if there is a problem with the powertrain. Rather, the OEMs of the boats incorporating the powertrains will service such purchasers, and we will provide OEMs instruction on their repair and provide training to OEM personnel at our facilities on a periodic basis, so that the OEMs can provide maintenance, repair and customer support to their customers. As we introduce new electric powertrain systems, we will continue to provide training to OEM personnel.

Sales Model

We sell directly to the customer via online, social media marketing and attendance at boat shows. We also sell our boats through a limited number of dealers and distributors. We will further expand our product offerings to third-party dealerships and by selling directly to OEMs.

Service Model

We do not offer direct servicing of our boats and do not offer a warranty for our boats. Purchasers of our boats are able to rely on the warranties provided by the manufacturers of the parts used in our boats, including the motors, the batteries and certain other components.

Government Regulation

Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.

The regulatory programs that impact our business include the following:

Regulations on Hazardous Materials

Certain materials used in our manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive, or reactive and are classified by the federal, state and provincial governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (EPA) and state pollution control agencies under the Federal Resource Conservation and Recovery Act, and related state programs in the United States, and by Environment and Climate Change Canada and Health Canada and provincial pollution control agencies under the Canadian Environmental Protection Act, 1999 (“CEPA”) and related provincial legislation in Canada. Storage of these materials must be maintained in appropriately labeled and monitored containers, and disposal of wastes requires completion of detailed waste manifests and recordkeeping requirements. Any failure by us to properly store or dispose of our hazardous materials could result in liability, including fines, penalties, or obligations to investigate and remediate any contamination originating from our operations.

The United States Clean Air Act and the Canadian Environmental Protection Act

The United States Clean Air Act (the “CAA”) and CEPA and corresponding state and provincial rules regulate emissions of air pollutants. Because our manufacturing operations involve molding and coating of fiberglass materials, which involves the emission of certain volatile organic compounds, hazardous air pollutants, and particulate matter, we are required to comply with Canadian federal and provincial environmental protection regulations. The hulls used in our products are all manufactured by third parties. The additional cost of complying with these regulations has increased our cost to purchase hulls and, accordingly, has increased the cost to manufacture our products.

In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in our products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in our products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased our cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If we are not able to pass these additional costs along to our customers, it may have a negative impact on our business and financial condition.

Boat Manufacturing Standards

As a manufacturer of small vessels established in Canada, we are required to ensure that:

•	our boats comply with all the applicable construction requirements of Part 7 of the Small Vessel Regulations (Canada) and Transport Canada’s Construction Standards for Small Vessels (TP 1332E);

•	for each boat, a Declaration of Conformity is produced to Transport Canada in accordance with Part 8 of the Small Vessel Regulations (Canada) stating that the boat meets all the construction requirements and that a Compliance Notice is attached to the boat; and

•	each boat is marked with a Hull Serial Number (HIN) (also known as a Hull Identification Number) in accordance with Part 9 of the Small Vessel Regulations (Canada).

Boat Safety Standards

Our powerboats must be manufactured to meet the standards of certification in the jurisdictions in which they are used or to which they are imported. This means that our powerboats must meet the standards of certification required by the U.S. Coast Guard and the Canadian Coast Guard in Canada and they must be certified to meet the European Union’s imported manufactured products standards in the European Union. These certifications specify standards for the design and construction of powerboats. We believe that all our boats meet these standards. In addition to those standards, we believe that our powerboats meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats.

Safety of recreational boats in the United States is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Any recall of our boats or components in our boats could result in large expenditures and tarnish our brand.

Labor regulations

The Act respecting occupational health and safety (Quebec) and the regulations made thereunder impose standards of conduct for and regulate workplace safety, including limits on the amount of emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Our facilities are subject to inspection by Canadian, Quebec and local agencies and departments. We believe that our facilities comply in all material aspects with these regulations. We have made a considerable investment in safety awareness programs and provide ongoing safety training for all of our employees.

Research and Development

Among other factors, our boats are distinguished from their competitors as a result of design and technological features. We invest in research and development to develop and improve these features so that we may innovate future product offerings in boat and electric powertrain systems. For example, our Volt 180 was developed in conjunction with a Canadian government grant.

Seasonality

Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:

•	seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;

•	product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;

•	inclement weather, which can affect production at our manufacturing facilities as well as consumer demand, particularly for rentals;

•	competition from other recreational boat manufacturers; and

•	general economic conditions.

Risk Factors

The following summarizes various risks that could affect our Company. For a fuller understanding of those and other risks, please see the section entitled “Risk Factors” herein as well other risk factors incorporated by reference herein.

There is limited public information on our operating history.

We currently have a net loss, and if we are unable to achieve and grow a net income in the future our ability to grow our business as planned will be adversely affected.

Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

To carry out our proposed business plan to build up inventory for order fulfilment, increase brand awareness and develop a new powertrain for our engines, we will require a significant amount of capital.

Terms of subsequent financings may adversely impact your investment.

Our future growth depends upon consumers’ preference for outboard motors.

We rely on a limited number of suppliers for key components of our finished products.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

If we are unable to keep up with advances in electric powerboat technology, we may lose our competitive position in the industry.

Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations, especially during the peak boating season.

Changes to trade policies, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Interest rates and energy prices affect marine products’ sales

We have a large fixed cost base that will affect our profitability if our sales decrease.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

We are subject to numerous environmental, health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

If we are unable to meet our production and development goals, we may need to change our business plans or the timeline in which we expect to carry them out.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

The unavailability, reduction or elimination of government economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.

Our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Quebec, a substantial portion of our assets are in Canada and the majority of our directors and executive officers reside outside the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Fluctuations in currency exchange rates may significantly impact our results of operations.

Our financial statements have been prepared on a going concern basis and our financial status creates a substantial doubt whether we will continue as a going concern.

In an effort to regain compliance with the Minimum Bid Price Requirement, we recently enacted two reverse stock splits that had the practical effect of a 1:135 reverse stock split. We may need to enact additional reverse stock splits to regain compliance if we fail to meet the Minimum Bid Price Requirement in the future.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

You may experience dilution of your ownership interests if we issue additional common shares or preferred shares.

We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

Volatility in our share price may subject us to securities litigation.

Offering Summary

This prospectus relates to the offer and sale from time to time of up to 7,294,920 of our common shares by the selling shareholders consisting of up to (i) 4,256,400 of our common shares issued on January 16, 2025 pursuant to a private placement (the “Private Placement”), (ii) 450,000 common shares issuable upon the exercise of pre-funded warrants issued and sold to investors in the Private Placement, (iii) 2,353,000 common shares issuable upon the exercise of common warrants issued and sold to investors in the Private Placement and (iv) 235,320 common shares issuable upon the exercise of placement agent warrants issued to the assignees of the placement agent in the Private Placement. We will not receive any proceeds from the sale of these shares, but if the pre-funded warrants, common warrants and placement agent warrants are exercised in cash, we would receive gross proceeds of approximately US$3.9 million.

In connection with the Private Placement, under the terms of the registration rights agreement entered into with the selling shareholders in connection with a securities purchase agreement, we must register with the U.S. Securities and Exchange Commission all of the common shares being offered hereby. The number of common shares ultimately offered for resale by the selling shareholders depends upon how many of the pre-funded warrants, common warrants and placement agent warrants the selling shareholders elect to exercise, and the liquidity and market price of our common shares.

Common Shares Offered by the Selling Shareholders:	The selling shareholders are offering up to 7,294,920 of our common shares consisting of up to (i) 4,256,400 of our common shares issued on January 16, 2025 pursuant to a private placement (the “Private Placement”), (ii) 450,000 common shares issuable upon the exercise of pre-funded warrants issued and sold to investors in the Private Placement, (iii) 2,353,000 common shares issuable upon the exercise of common warrants issued and sold to investors in the Private Placement and (iv) 235,320 common shares issuable upon the exercise of placement agent warrants issued to the assignees of the placement agent in the Private Placement.

Common Warrants:	The selling shareholders are offering up to 2,353,000 common shares underlying common warrants that were issued in the Private Placement. All such warrants are immediately exercisable upon issuance for a term of five and one-half years and have an exercise price of US$1.50, as may be adjusted. The exercise of the common warrants is restricted to the degree that such exercise would result in a selling shareholder’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following such exercise. The common warrants are exercisable on a cashless basis at any time that the underlying shares cannot be sold pursuant to an effective registration statement

Pre-Funded Warrants:	The selling shareholders are offering up to 450,000 common shares underlying pre-funded warrants that were issued in the Private Placement. All such warrants are immediately exercisable upon issuance, have no limit on the term of their exercise and have a remaining exercise price of $0.001, as may be adjusted. The exercise of the pre-funded warrants is restricted to the degree that such exercise would result in the selling shareholder’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following such exercise.

Placement Agent Warrants;	The selling shareholders are offering up to 235,320 common shares underlying placement agent warrants that were issued as compensation to the placement agent in the Private Placement. All such warrants are immediately exercisable upon issuance, have no limit on the term of their exercise and have an exercise price of US$1.50, as may be adjusted. The exercise of the placement agent warrants is restricted to the degree that such exercise would result in the selling shareholder’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following such exercise. The placement agent warrants are exercisable on a cashless basis.

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Shares Outstanding After the Offering:	As of the date hereof, 12,816,949 common shares would be outstanding immediately after the offering assuming the exercise of the pre-funded warrants, common warrants and placement agent warrants held by the selling shareholders, without regard to any limitations on conversions or exercises.

Use of Proceeds:	We will not receive any proceeds from the sale by the selling shareholders hereunder. However, we will receive gross proceeds of up to approximately US$3.9 million if the pre-funded warrants, the common warrants and the placement agent warrants are exercised in full for cash.

Market for our Common Shares:	Our common shares are currently quoted on the Nasdaq Capital Market under the symbol “VMAR”, and the closing price of one common share on January 17, 2024 was US$1.91. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$21.06 and the lowest such closing price was US$1.40.

Risk Factors:	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Shares outstanding after the offering is based on 9,778,429 common shares outstanding as of January 17, 2025 and excludes:

•	475 common shares issuable upon exercise of pre-funded warrants outstanding as of such date;

•	common shares underlying 3,000 Series B Preferred Shares;

•	7,858 common shares issuable upon the exercise of outstanding options outstanding as of such date; and

•	63,118 common shares issuable upon exercise of other warrants outstanding as of such date.

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RISK FACTORS

An investment in the offered securities carries a significant degree of risk. You should carefully consider the risk factors set out in this prospectus (as well as in the documents incorporated by reference herein), as well as the other information contained in this prospectus (and in the documents incorporated by reference herein) before you decide to purchase the offered securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of the offered securities. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the risks and uncertainties that we have discussed may cause. The potential risks and uncertainties that we have discussed (including those in documents that we have incorporated by reference) may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

The public market for our common shares has a limited history. Our common shares began trading on the Nasdaq Capital Market in November 202o, and since that date they have had a high closing price of $2,099.25 per share and a low closing price of $1.40 per share. The daily trading volume and our per common share market price may decrease significantly after the date of this prospectus. The value of our common shares could decline due to the impact of any of the following factors upon the market price of our common shares:

●	sales or potential sales of substantial amounts of our common shares;

●	announcements about us or about our competitors;

●	litigation and other developments relating to our intellectual property or other proprietary rights or those of our competitors;

●	governmental regulation and legislation;

●	variations in our anticipated or actual operating results;

●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

●	change in general economic trends; and

●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our common shares may not develop or be sustained.

You may experience dilution of your ownership interests if we issue additional common shares or preferred shares.

We may issue additional common shares or other securities that are convertible into or exercisable for common shares in order to raise additional capital, or in connection with hiring or retaining employees, directors, or consultants, or in connection with future acquisitions of licenses to technology or diagnostic tests in connection with future business acquisitions, or for other business purposes. We have recently issued a large number of common shares, primarily for capital issuances. For example, we had approximately 163,403 common shares outstanding at the end of our fiscal year on August 31, 2024, and as of January 17, 2025, we had 9,778,429 common shares outstanding. The future issuance of any additional common shares or other securities would dilute the voting power of our current shareholders, could dilute the net tangible book value per share at the time of such future issuance and may create downward pressure on the trading price of our common shares.

We may also issue preferred shares having rights, preferences, and privileges senior to the rights of our common shares with respect to dividends, rights to share in distributions of our assets if we liquidate our company or voting rights. Any preferred shares may also be convertible into common shares on terms that would be dilutive to holders of common shares.

We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you will be able to make a gain on your investment. Our articles of association prescribe that any profits in any financial year will be distributed first to holders of preferred shares, if outstanding.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Volatility in our common shares price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from Private Placement and the exercise of any warrants issued therein that may occur, and we may not use them effectively.

We will not receive any proceeds from the sale of the securities offered by this prospectus. We did receive net proceeds of approximately US$5.3 million from the sale of securities in the Private Placement, and we may receive an additional US$3.9 million if the common warrants, pre-funded warrants and placement agent warrants are exercised in full for cash. Our management will have broad discretion in the application of the net proceeds from the Private Placement and any exercise of the common warrants, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity, labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled “Risk Factors”, “Prospectus Summary” and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors”. The forward-looking statements made herein relate only to events as of the date on which the statements are made.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have made misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States. The next date at which we will assess our status as a foreign private issuer is February 28, 2025, and if we deem that we are no longer a foreign private issuer, we will have to report as a U.S. domestic issuer beginning on September 1, 2025. Reporting as a U.S. domestic issuer will require significant expense and time of our management.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of US$1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company until August 31, 2026.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited capitalization as of November 30, 2024:

●	on an actual basis; and

●	on a pro forma basis to reflect (i) the issuance of 8,038,937 common shares since December 1, 2024 and (ii) the receipt of net proceeds from the sale of common shares of approximately $19.9 million.

The table below does not present our capitalization on a pro-forma as-adjusted basis to give effect to the issuance and sale of 450,000 shares underlying pre-funded warrants, 2,353,000 shares underlying common warrants and 235,320 shares underlying the placement agent warrants that were issued to the selling shareholders in the Private Placement or as a result thereof. In addition, the table below does not give effect to the issuance of 124,829 common shares in exchange for services rendered to the Company since November 30, 2024 nor the issuance of 48,177 common shares resulting from the forced conversion of 1,950 Series A Preferred Shares on December 21, 2024. The holders of the pre-funded warrants, the common warrants and placement agent warrants are not obligated to exercise them and, as a result, we cannot assure that the holders will ever do so.

	Actual	Pro Forma
Shareholders’ Equity	(Audited)	(Unaudited)
Cash	963,580	20,859,669

Current portion of long-term debt	106,355	106,355
Long-term debt	337,804	337,804

Capital Stock: common shares, no par value per share, unlimited common shares authorized, 1,566,486 common shares outstanding on an actual basis and 9,605,423 common shares outstanding on a pro forma basis	62,997,017	82,893,106
Contributed Surplus	12,219,139	12,219,139
Accumulated other comprehensive income	1,119,230	1,119,230
Deficit	(67,203,876)	(67,203,876)
Total Shareholders’ Equity	9,131,510	29,027,599
Total Capitalization and Indebtedness	9,575,699	29,471,758

Shares outstanding is based on 9,605,423 common shares outstanding as of January 17, 2025 and excludes:

•	475 common shares issuable upon exercise of pre-funded warrants (other than those issued in the Private Placement) outstanding as of such date;

•	common shares underlying 3,000 Series B Preferred Shares;

•	7,858 common shares issuable upon the exercise of outstanding options outstanding as of such date;

•	3,038,520 common shares being offered hereby that underlie the pre-funded warrants, the common warrants and the placement agent warrants; and

•	63,118 common shares issuable upon exercise of other warrants outstanding as of such date; and

•	the issuance since December 1, 2024 of 124,829 common shares in exchange for services rendered to the Company and 48,177 common shares resulting from the forced conversion of 1,950 Series A Preferred Shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling shareholders. All of the net proceeds from the sale of our common shares will go to the selling shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution”. We will receive gross proceeds of up to approximately US$3.9 million if the common warrants and placement agent warrants are exercised in full for cash and only nominal proceeds if the pre-funded warrants are exercised. We intend to use such proceeds for working capital purposes. We have agreed to bear the expenses relating to the registration of the common shares for the selling shareholders. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common shares covered by this prospectus will be borne by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common shares at the prevailing market prices or privately negotiated prices. The offering price of our common shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common shares may not trade at the market prices in excess of the offering prices for common shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the common warrants, the pre-funded warrants and the placement agent warrants. We are registering our common shares in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years, except:

(i)	for the purchase of securities in the Private Placement,

(ii)	for the purchase of approximately $250,000 of our securities in 2023 by Intracoastal Capital LLC; and

(iii)	as employees of ThinkEquity LLC, the placement agent in the Private Placement. We have paid ThinkEquity LLC approximately US$1,203,000 and issued it (or its assignees) approximately 254,587 warrants to purchase common shares since September 1, 2021 for its services as a placement agent or as an underwriter in various security offerings.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares held by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder as of the date hereof, assuming the exercise of the common warrants, the pre-funded warrants and the placement agent warrants held by the selling shareholders on such date, without regard to any limitations on conversions or exercises. The third column shows the ownership of such shares as a percentage of the 9,778,429 common shares outstanding as of January 17, 2025. The fourth column lists the common shares being offered by this prospectus by the selling shareholders. The fifth column shows the ownership of the shares being offered hereby as a percentage of the 12,816,949 common shares outstanding after the offering, assuming the offering was completed on January 17, 2025. The sixth column shows how many shares each selling shoulder would own after the offering and assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the common warrants, the pre-funded warrants and the placement agent warrants, a selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination of common shares issuable upon exercise of the warrants which have not been exercised. In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the common shares offered hereby without regard to any limitations on the exercise of the warrants or the conversion of the preferred shares and the table below reflects no such limitations.

Name of selling shareholder	Number of Common Shares Beneficially Owned Prior to Offering	Percentage of common shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Owned After the Offering	Percentage of common shares Owned after the Offering
3i, LP (1)	1,200,000	11.4%	1,200,000	0	0%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (2)	300,000	3.0%	300,000	0	0%
Angelo Markopoulos	150,000	1.5%	150,000	0	0%
Bluefin Access Capital LLC (3)	300,000	3.0%	300,000	0	0%
BMEN Trading LLC (4)	120,000	1.2%	120,000	0	0%
Brick Lane Holdings LLC (5)	300,000	3.0%	300,000	0	0%
Class IV Fund, LP (6)	225,000	2.3%	225,000	0	0%
David G. Heller Investment Trust	120,000	1.2%	120,000	0	0%
David S. Nagelberg 2003 Revocable Trust Dtd. 07/02/03	150,000	1.5%	150,000	0	0%
Hudson Bay Master Fund Ltd. (7)	600,000	6.0%	600,000	0	0%
Intracoastal Capital LLC (8)	129,815	1.3%	120,000	9,815	*
Jess Mogul	300,000	3.0%	300,000	0	0%
Joseph Caldwell	120,000	1.2%	120,000	0	0%
Leviston Resources LLC (9)	150,000	1.5%	150,000	0	0%
Lincoln Alternative Strategies LLC (10)	900,000	8.9%	900,000	0	0%
Maria Molinsky	75,000	*	75,000	0	0%
Porter Partners, L.P. (11)	270,000	2.7%	270,000	0	0%
Proactive Capital Partners, LP (12)	75,000	*	75,000	0	0%
Robert Forster	900,000	8.8%	900,000	0	0%
Robert Niecestro	60,000	*	60,000	0	0%
Swift Global Ltd (13)	300,000	3.0%	300,000	0	0%
Tejas Patel	129,600	1.3%	129,600	0	0%
Unterberg Legacy Capital, LLC (14)	75,000	*	75,000	0	0%
Investment Management Holdings LLC (15)	120,000	1.2%	120,000	0	0%
Ramnarain Jaigobind **	87,743	*	80,714	7,029	* %
Chirag Choudhary **	17,357	*	16,002	1,355	* %
Eric Lord **	41,275	*	37,886	3,389	* %
Kevin Mangan **	29,858	*	27,532	2,326	* %
Nelson Baquet **	767	*	706	61	* %
Maria Robles **	384	*	353	31	* %
Craig Skop **	13,142	*	12,119	1,023	* %
Jeffrey Singer **	767	*	706	61	* %
Scott Rothbaum **	12,793	*	12,237	556	* %
William Baquet **	45,438	*	41,935	3,503	* %
Charles Giordano ***	3,397	*	3,130	267	* %
Phyllis Henderson ***	1,730	*	1,600	130	* %
Kolinda Tomasic ***	424	*	400	24	* %
Total	7,324,490	56.9%	7,294,920	29,570	*

*	Under 1%
**	Such selling shareholder is an employee of ThinkEquity LLC and is selling common shares underlying placement agent warrants. The address for such person is c/o ThinkEquity LLC, 17 State St., 41st Fl., New York, NY 10004.
***	Such selling shareholder is an employee of ThinkEquity LLC and is selling common shares underlying placement agent warrants. The address for such person is c/o ThinkEquity LLC, 538 Broadhollow Road Suite 233 Melville, NY 11747.

(1) 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The address of 3i, LP is 2 Wooster St. FL 2 New York, NY 10013.
(2) Waqas Khatri. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of the shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is 55 Post Rd W, 2nd floor Westport, CT 06880.

(3) Peter German is the control person of Bluefin Access Capital LLC. The address of Bluefin Access Capital LLC is 41 Madison Ave. 36th Floor, New York, NY 10010.
(4) Richard Ringel is the control person of BMEN Trading LLC. The address of BMEN Trading LLC is 101 E Camino Real, #913, Boca Raton, FL 33432.
(5) Robert Babcock is the control person of Brick Lane Holdings LLC. The address of Brick Lane Holdings LLC is 315 East 68th street, Unit 13, New York, NY 10065.
(6) Bradford Spencer Seagraves is the control person of Class IV Fund, LP. The address of Class IV Fund, LP is P.O. Box 6811, Ketchum, ID 83340.
(7) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.
(8) Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach FL 33483.
(9) Roman Rogol is the chief financial officer of Leviston Resources LLC. The address of Leviston Resources LLC is 1225 Ave. Ponce de Leon PH-855, San Juan, PR 00907.
(10) Stephen Temes is the control person of Lincoln Alternative Strategies LLC. The address of Lincoln Alternative Strategies LLC is 901 Pennsylvania Ave. #3-496, Miami Beach FL 33139.
(11) Jeffrey Porter is the control person of Porter Partners, L.P. The address of Porter Partners, L.P. is 165 N Redwood Drive, Suite 204, San Rafael, CA 94903-1985.
(12) Jeffrey S. Ramson is the control person of Proactive Capital Partners, LP. The address of Proactive Capital Partners, LP is 950 3rd Avenue, Suite 2700, New York, NY 10022.
(13) Ari Kantor is the control person of Swift Global Ltd. The address of Swift Global Ltd is 9 Russell Gardens, London, UK NW119NJ.
(14) James Satloff, Managing Member is the control person of Unterberg Legacy Capital, LLC. The address of Unterberg Legacy Capital, LLC is 10 Gracie Square, Suite 9E, New York, NY 10028.
(15) Shay Kostiner is the control person of Investment Management Holdings LLC. The address of Investment Management Holdings LLC is 16057 Tampa Palms Blvd West #505, Tampa, FL 33647.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 221.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the selling shareholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common shares and activities of the selling shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR OUR SECURITIES

Our common shares are presently quoted on the Nasdaq Capital Market under the symbol “VMAR”. As the date hereof, the market for our common shares is limited and may become volatile and sporadic. The following table sets out the high and low bid price for our securities in each completed fiscal quarter since January 1, 2023 as quoted on the Nasdaq Stock Market

	Common Shares
	High	Low
2023
Quarter Ended March 31	$626.00	$465.75
Quarter Ended June 30	$675.00	$494.10
Quarter Ended September 30	$567.00	$312.20
Quarter Ended December 31	$356.40	$147.15

2024
Quarter Ended March 31	$143.10	$79.65
Quarter Ended June 30	$89.10	$67.50
Quarter Ended September 30	$67.50	$5.26
Quarter Ended December 31	$4.64	$1.45

Holders

As of January 21, 2025, there were 9,778,429 common shares issued and outstanding and the registrar and transfer agent for our common shares reported 30 registered shareholders of our common stock.

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our Articles of Incorporation and By-laws that restrict us from declaring dividends.

ARTICLES OF INCORPORATION OF OUR COMPANY

Our company was incorporated under the laws of the Province of Quebec, Canada on August 27, 2012 under the name Riopel Marine, Inc. We amended our Articles of Incorporation on April 22, 2020 to change our name to Vision Marine Technologies Inc. We amended our Articles of Incorporation on September 30, 2022 to create a new class of preferred shares. The following is a description of certain sections of our Articles of Incorporation as amended.

Remuneration of Directors

Our directors are entitled to the remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the Board fixes, from time to time, by resolution, the remuneration of the directors. In addition, the Board, may, by resolution, grant special compensation to a director who performs a specific or additional mandate on behalf of the Corporation. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

Number of Directors

Our Articles of Incorporation provide for a minimum of one and a maximum of ten directors. The Board is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the Board, or failing that by shareholder resolution. An amendment to the Articles of Incorporation which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles of Incorporation provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the Articles of Incorporation.

Our directors may from time to time on behalf of our company, without shareholder approval:

•	Take out loans;
•	Issue, reissue, sell or mortgage its debt securities;
•	Give security for the performance of another person’s obligation;
•	Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;
•	Fill vacancies in the directors or the auditor or to appoint additional directors;
•	Appoint the chairman of the Corporation and the chairman of the Board, the head of management, the head of operations or the head of finance, and fix their remuneration;
•	Authorize the issue of shares;
•	Approve the transfer of unpaid shares;
•	Declare dividends;
•	Acquire, in particular by purchase, redemption or exchange, shares issued by the Corporation;
•	Subdivide, redesign or convert shares;
•	Authorize the payment of a commission to a person who purchases shares or other securities in the Corporation, or who undertakes to buy or to have these shares or values purchased;
•	Approve the financial statements presented at annual meetings of shareholders;
•	Adopt the rules of procedure, modify or repeal them;
•	Authorize calls for payments;
•	Authorize the confiscation of shares;
•	Approve an amendment to the Articles of Incorporation allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;
•	Approve a simplified merger.

Authorized Capital

Our Articles of Incorporation provides that our authorized capital consists of two (2) classes of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares, and we are also authorized to issue an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

•	Voting Common Shares carry the right to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;
•	Voting Common Shares carry the right to receive any dividend;
•	Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

•	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
•	Non-Voting Common Shares carry the right to receive any dividend;
•	Non-Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

The directors of the Corporation may at any time and from time to time issue the Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors, with such designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares as the directors of the Corporation may determine.

To date, the Corporation created Series A Preferred Shares and Series B Preferred Shares, but as of the date hereof, neither class of preferred shares is outstanding and no such shares may be issued.

Shareholder Meetings

The Business Corporations Act provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the Board, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Corporation and, thereafter, within 15 months of the previous annual meeting; (iv) the Board may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the Board to convene a special meeting for the purposes set out in their request.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Vision Marine Technologies Inc. is incorporated pursuant to the laws of the Province of Quebec, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For Non-Canadian Holders,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development (the “Minister”), is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1.075 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $1.613 billion); beginning January 1, 2019, both thresholds will be adjusted annually by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections. In 2016, the government of Canada released a set of guidelines for the national security review process. The guidelines state that, in assessing a proposed investment under the national security provisions of the Investment Act, the nature of the asset or business activities and the parties, including the potential for third party influence, involved in the transaction will be considered. The guidelines also provide a list of factors that may be taken into account to determine whether a review of an investment on national security grounds will be conducted.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

TAXATION

Canadian Federal Income Tax Considerations for Non-Canadian Holders

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, offered securities pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or, collectively, the Canadian Tax Act, (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, offered securities in a business carried on in Canada; (5) has not entered into, with respect to the offered securities, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the offered securities as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, or the Canada-U.S. Tax Treaty, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof the (“Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the offered securities must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is the beneficial owner of the dividends and a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of an offered security, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the offered securities are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the offered securities will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the offered securities are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq unless at any particular time during the 60-month period that ends at that time:

•	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•	more than 50% of the fair market value of the offered securities was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, offered securities could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of offered securities that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Non-Canadian Holder were a resident of Canada for purposes of the Canadian Tax Act. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of offered securities by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose offered securities may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of the offered securities by a U.S. holder (as defined below) that holds offered securities as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their offered securities as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of the offered securities.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of offered securities that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding offered securities and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in the offered securities.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Offered Securities” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our common shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, common shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as our common shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Sale or Other Disposition of Offered Securities

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of offered securities in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such offered security. Any capital gain or loss will be long-term if the offered securities have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of offered securities.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of common shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the common shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income; and

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our common shares listed on the Nasdaq, and provided that the common shares will be regularly traded on the Nasdaq, a U.S. holder holds common shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of common shares held at the end of the taxable year over the adjusted tax basis of such common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the common shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our common shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

Dividends that we pay on our common shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our common shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of offered securities. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE OFFERED SECURITIES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Dentons Canada LLP, our Canadian counsel. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2024 and the year in the period ended August 31, 2024, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of M&K CPA, PLLC, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. M&K CPA, PLLC has offices at 24955 Interstate Highway 45 Suite 400, The Woodlands, Texas.

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2023 and the two years in the period ended August 31, 2023, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, Blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below. With the exception of the SEC registration fee, and FINRA filing fee all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	US$	2,100
Printing and engraving expenses	US$	5,000
Legal fees and expenses	US$	150,000
Accounting fees and expenses	US$	100,000
Miscellaneous expenses	US$	25,000
Total	US$	282,100

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada, and some of our directors  and all of our officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

●	the judgment is enforceable in the jurisdiction in which it was given;

●	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

●	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

●	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	the judgment is no longer appealable; and

●	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Road, Wilmington, DE 19808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offered securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.

Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:

(1)	the person acted with honesty and loyalty in the interest of the Company or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the Company’s request; and

(2)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriter’s underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. All share and per share amounts herein have been adjusted to account for (i) a 1-for-15 reverse stock split of our common shares that we enacted on August 22, 2024 and (ii) a 1-for-9 reverse stock split of our common shares that we enacted on October 8, 2024.

During the fiscal year ended August 31, 2022, the Company issued a total of 676 voting common shares to third parties in exchange for marketing services provided to the Company.

In August 2022, the Company issued 20 voting common shares upon the exercise of a former employee’s stock options.

On January 24, 2023, the Company issued 4,108 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On February 21, 2023, the Company issued 3,520 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

In March 2023, the Company issued to our employees, directors and officers an aggregate of 1,646 options to purchase voting common shares at US$568.35 per share.

On March 22, 2023, the Company issued 367 voting common shares to a former director of the Company, as part of the financing rounds, for a total consideration of US$208,332.

In April 2023, the Company issued to our employees, directors and officers an aggregate of 358 options to purchase common shares at US$568.35 per share.

On April 20, 2023, the Company issued 2,826 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the fiscal year ended August 31, 2023, the Company issued a total of 1,862 voting common shares to third parties in exchange for marketing and management consulting services, and board fees provided to the Company.

On June 16, 2023, the Company issued 3,659 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

On July 31, 2023, the Company issued 3,662 warrants in a private placement closed concurrently with a registered direct offering of common shares. The Company has not received proceeds from the private placement and will not unless the warrants are exercised for cash.

During the fiscal year ended August 31, 2023, the Company issued 427 voting common shares upon the exercise of a former employee’s stock options.

During the fiscal year ended August 31, 2024, the Company issued a total of 5,322 voting common shares to third parties in exchange for marketing and management consulting services, and board fees provided to the Company.

In September 2023, the Company sold an aggregate of 2,763 voting common shares of the Company at a purchase price of US$546.75 per unit for gross proceeds of approximately US$1.5 million. Each of the units issued pursuant to the private placement was comprised of one common share and one common share purchase warrant. Each full warrant will be exercisable six months from the date of issuance and entitle its holder to acquire one additional common share at a price of US$546.75 per common share and will expire three years from the date of issuance. On December 13, 2023, the Company agreed to reduce the exercise price of these warrants to US$141.75.

In December 2023, the Company entered into a securities purchase agreement with institutional and accredited investors, for the offering of (i) 3,000 Series A Preferred Shares, no par value at a price of US$1,000 per share, (ii) 21,169 warrants to purchase the Company’s common shares, with an exercise price equal to US$141.75, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of US$3,000,000 and (iii) an option to purchase one additional Series A Preferred Share and 7 warrants to purchase Voting Common Shares per each Series A Preferred Share held for a period of 6 months from the issuance date at the stated value of US$1,000.

In December 2023, the Company issued to our employees, directors and officers an aggregate of 371 options to purchase common shares at $463.05 per share.

In January 2024, the Company issued to our employees, directors and officers an aggregate of 371 options to purchase common shares at $102.60 per share.

In January 2024, the Company entered into a securities purchase agreement with the Government of Québec, through Investissement Québec, for the offering of (i) 3,000 Series B Preferred Shares, no par value at a price of US$1,000 per share, (ii) 21,165 warrants to purchase shares of the Company’s common shares, with an exercise price equal to US$141.75, subject to adjustment therein, and which expire on the five (5)-year anniversary of the issue date for gross proceeds of US$3,000,000.

On June 7, 2024, the Company issued 2,223 voting common shares to Bancroft Capital LLC in exchange for Bancroft Capital LLC’s release of the Company for unpaid referral fees due to Bancroft Capital LLC as it related to a former investment engagement agreement by and between Bancroft Capital LLC and the Company dated May 5, 2023.

During the fiscal year ended August 31, 2024, the Company issued a total of 11,642 voting common shares upon the conversion of 650 Series A Preferred Shares.

On August 19, 2024, the Company issued 41,858 common shares and 475 pre-funded warrants exercisable into 475 common shares for a nominal exercise price in exchange for 21,169 warrants issued upon the issuance of the Series A Preferred Shares.

On September 16, 2024, the Company issued 377,778 Voting Common Shares as part of a private placement for total gross proceeds of US$3,400,000, less transaction costs of approximately US$774,000.

During the months of September, October, November and December 2024, the Company issued a total of 249,471 voting common shares to third parties in exchange for marketing, management consulting services, and board fees provided to the Company.

During the months of September, October, November and December 2024, the Company issued a total of 58,054 voting common shares upon the conversion of 2,350 Series A Preferred Shares.

On January 16, 2025, the Company issued 4,256,400 common shares, 450,000 pre-funded warrants exercisable into common shares on a one-for-one basis and 2,353,000 common warrants exercisable into common shares on a one-for-one basis with an exercise price of US$1.50. The common shares (or pre-funded warrants) and common warrants were issued for a combined price of US$1.25. In connection with the issuance of these securities, the Company issued 235,320 private placement warrants for the issuance of the same number of common shares at an exercise price of US$1.50 per share.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed herewith or incorporated by reference herein are listed in the following Exhibit Index:

3.1	Certificate of Incorporation and Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1, filed on July 9, 2020)*
3.2	Certificate of modification to the Common shares, dated January 20, 2020 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 1, 2024)*
3.3	Certificate of Amendment (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 9, 2020)*
3.4	Articles of Amendment to the Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 30, 2022)*
3.5	General By laws (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 1, 2023)*
3.6	Certificate of Modification of the Series A Convertible Preferred (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
3.7	Certificate of Modification of the Series B Convertible Preferred, dated January 15, 2024 (incorporated by reference to Exhibit 3.6 to the Registrant’s Form F-1, filed on January 30, 2024)*
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K filed on January 17, 2025)
4.2	Form of Common Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K filed on January 17, 2025)
4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 6-K filed on January 17, 2025)
4.4	Share Certificate – Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)*
5.1	Opinion of Dentons Canada LLP regarding the validity of the common shares being registered
10.1	Commercial Lease Agreement, dated June 10, 2017, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form F-1, filed on July 9, 2020)*

10.2	Commercial Lease Agreement, dated April 1, 2019, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.3	Amended and Restated Shares Option(s) Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.4	Executive Services Agreement, dated March 1, 2021, between the Company and Alexandre Mongeon (incorporated by reference to Exhibit 10.4 to the Registrant’s Form F-1, filed on July 9, 2020)*
10.5	Share Purchase Agreement, dated June 3, 2021, for the Sale of 7858078 Canada Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.6	Manufacturing and Supply Agreement, dated October 21, 2021, between the Company and Linamar Corporation (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.7	Summary translation of Mac Engineering Agreement with the Company, dated February 16, 2021 (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 20-F, filed on December 30, 2021)*
10.8	Form of Securities Purchase Agreement, dated as of December 21, 2023, by and among the Company and the Purchasers (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
10.9	Form of Registration Rights Agreement, dated as of December 21, 2023, by and among the Company and the Purchaser (incorporated by reference to Exhibit 99.4 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
10.10	Form of Placement Agent Agreement (incorporated by reference to Exhibit 99.5 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*
10.11	Form of Share Purchase Agreement, dated as of April 25, 2024, by and among the Company, 7858078 Canada Inc. and Stratégies Eb Inc. (incorporated by reference to Exhibit 10.13 to the Registrant’s Form F-1, filed on July 1, 2024)*
10.12	Form of Warrant Exchange Agreement, dated as of August 16, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 6-K, filed on August 20, 2024)*
10.13	Executive Employment Agreement, dated March 1, 2024, between the Registrant and Raffi Sossoyan (incorporated by reference to Exhibit 10.15 to the Registrant’s Form F-1/A filed on September, 2024)
10.14

Amending Agreement to Executive Employment Agreement, dated February 27, 2024, between the Registrant and Alexandre Mongeon (incorporated by reference to Exhibit 10.16 to the Registrant’s Form F-1/A filed on September, 2024)

10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K filed on January 17, 2025)
10.16	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K filed on January 17, 2025)
10.17	Placement Agency Agreement, between the Registrant and ThinkEquity LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K filed on January 17, 2025)
14.1	Code of Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Form F-1/A, filed on September 22, 2020)*
23.1	Consent of Dentons Canada LLP (contained in exhibit 5.1)
23.2	Consent of M&K CPA, PLLC
23.3	Consent of Ernst & Young, LLP
24.1	Powers of Attorney
107	Filing Fee Table

*	Previously filed and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on January 22, 2025.

VISION MARINE TECHNOLOGIES INC.
(Registrant)

By:	/s/ Alexandre Mongeon
Alexandre Mongeon, Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Alexandre Mongeon, as singly, our true and lawful attorney in fact, with full power to him, and to singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexandre Mongeon	Chief Executive Officer (Principal Executive Officer)	January 22, 2025
Alexandre Mongeon

/s/ Raffi Sossoyan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 22, 2025
Raffi Sossoyan

/s/ Anthony E. Cassella	Director	January 22, 2025
Anthony E. Cassella

/s/ Luisa Ingargiola	Director	January 22, 2025
Luisa Ingargiola

/s/ Steve Barrenechea	Director	January 22, 2025
Steve Barrenechea

/s/ Dr. Phillipe Couillard	Director	January 22, 2025
Dr. Phillipe Couillard

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vision Marine Technologies Inc., has signed this registration statement or amendment thereto in New York, New York, on January 22, 2025.

Ortoli Rosenstadt LLP

By:	/s/ William S. Rosenstadt
Name:	William S. Rosenstadt
Title:	Managing Partner